Exhibit 99.1

Molina Healthcare Announces Notice of Redemption of 1.625% Convertible Senior Notes

LONG BEACH, Calif.--(BUSINESS WIRE)--July 11, 2018--Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today announced that it has given notice of its election to redeem all of the outstanding 1.625% Convertible Senior Notes due 2044 (CUSIP No. 60855R AD2) (the “Notes”) on August 20, 2018 (the “Redemption Date”), pursuant to the terms of the Indenture governing the Notes. The outstanding Notes will be redeemed for cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date (the “Redemption Price”). The aggregate principal amount of the Notes outstanding is approximately $63.5 million.

The Company has instructed U.S. Bank National Association, as trustee of the Notes, to deliver a Notice of Redemption to all registered holders on July 11, 2018. Notes held through DTC should be surrendered for redemption in accordance with DTC’s procedures. Interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right of holders of the Notes will be to receive payment of the Redemption Price.

Pursuant to the Indenture, the Notes are convertible at any time prior to 5:00 p.m., New York City time, on August 17, 2018. The conversion rate is 17.2157 shares of the Company’s common stock per $1,000 principal amount of the Notes. Upon conversion, the Company will deliver to the holders in respect of each $1,000 principal amount of Notes being converted both cash and a “settlement amount,” as defined in the Indenture, equal to the sum of the daily settlement amount for each of the 25 consecutive trading days of the applicable observation period. The Company expects to fund the redemption and conversion cash payments through existing unrestricted cash. After August 17, 2018, holders will be entitled only to the Redemption Price for the Notes.

Copies of the Notice of Redemption and additional information relating to the procedure for redemption and/or conversion of the Notes may be obtained by calling the Company at (562) 435-3666, Attention: Investor Relations.

This press release is for informational purposes only and shall not constitute a notice of redemption of the Notes, an offer to sell or a solicitation of an offer to buy any securities.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.1 million members as of March 31, 2018. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

Cautionary Statement under the Private Securities Litigation Reform Act: This press release contains “forward-looking statements”, including statements related to the redemption and conversion of the Notes, which are subject to risks and uncertainties, including, without limitation, risks related to market and other general economic conditions. A discussion of the risk factors facing the Company can be found in its annual report on Form 10-K for the year ended December 31, 2017, in its Form 10-Q quarterly reports, in its Form 8-K current reports, and in its other reports and filings with the Securities and Exchange Commission (“SEC”). These reports can be accessed on the SEC’s website at www.sec.gov. The Company undertakes no obligation to release any revisions to any forward-looking statements.

CONTACT:
Molina Healthcare, Inc.
Investor Relations
Ryan Kubota, 562-435-3666